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FOR IMMEDIATE RELEASE

LIFEPOINT RELEASES

FINANCIAL RESULTS FOR THE

SECOND QUARTER ENDED SEPTEMBER 30, 2003

ONTARIO, California - November 13, 2003 - LifePoint, Inc. (AMEX: LFP), a leader in non-invasive drug diagnostic technologies and solutions, today announced results of operations for the second quarter ended September 30, 2003. Net loss for the second quarter ended September 30, 2003 was $381,637, or $0.01 per share, compared to a net loss of $3.9 million, or $0.11 per share, for the quarter ended September 30, 2002. Included in the second quarter 2003 net loss were two non-recurring gains aggregating $1.0 million without which the net loss would have been $1.4 million, or $0.04 per share.

 "On September 27, 2003, we completed the second close of a $13 million financing, consisting of $8.8 million in equity and $4.2 million in debt conversion to equity," stated Linda H. Masterson, CEO & President of LifePoint. "With this second closing, we have significantly improved and strengthened our balance sheet. We not only increased cash, but we also eliminated all of our secured debt through a conversion into equity and substantially reduced our unsecured payables through an unsecured creditor settlement program. This has allowed us to hire experienced personnel to help move LifePoint to the next stage of its development. We are also focused on the successful re-launch of the IMPACT® Test System with an enhanced, updated product that better meets customer needs, and we are implementing a definitive, focused marketing plan to facilitate rapid acceptance of the product."

During the quarter ended September 30, 2003, LifePoint did not make any sales or record cost of sales. During the quarter LifePoint spent $0.8 million on research and development, $0.1 million on selling expenses and $0.4 million, before deduction of the non-recurring income of $0.3 million, on general and administrative expenses. For the same three-month period in 2002 LifePoint spent $0.8 million on cost of sales, $2.1 million on research and development, $0.6 million on selling expenses and $0.7 million on general and administrative expenses.

For the six months ended September 30, 2003, LifePoint did not make any sales or record cost of sales. During this six months LifePoint spent $1.5 million on research and development, $0.2 million on selling expenses and $1.0 million on general and administrative expenses. For the same six-month period in 2002 LifePoint spent $1.0 million on cost of sales, $4.0 million on research and development, $1.1 million on selling expenses and $1.2 million on general and administrative expenses.

LifePoint will host a conference call today, November 13, 2003 at 4:30 PM EDT, (1:30 PM PDT) to discuss the financial results for the second quarter of fiscal 2003 and to provide an update on the IMPACT Test System. To participate, please dial 1-800-299-7635 and 1-617-786-2901 (international) Passcode #36893261.

	For the		For the
	Three Months Ended		Six Months Ended
	September 30		September 30
	2003	2002	2003	2002

Revenues	$ (18,500)	$ 164,335	$ (18,500)	$ 164,335

Costs and expenses:
Cost of goods sold	-	775,429	-	1,031,995
Research and Development	818,339	2,067,309	1,524,169	4,025,484
Selling Expenses	139,565	569,365	246,478	1,121,652
General and Administrative Expenses	104,106	692,618	1,041,347	1,154,411

Total costs and expenses from operations	1,062,010	4,104,721	2,811,994	7,333,542
Loss from operations	(1,080,510)	(3,940,386)	(2,830,494)	(7,169,207)

Interest income	3,297	18,936	5,096	28,760
Interest expense	(28,037)	(23,162)	(312,172)	(46,084)
Discount on settlement of trade payables	723,613	-	723,613	-

Total other income (expense)	698,873	(4,226)	416,537	(17,324)

Net loss	$ (381,637)	$ (3,944,612)	$ (2,413,957)	$ (7,186,531)
Net loss per common share	$ (0.01)	$ (0.11)	$ (0.06)	$ (0.20)

Less registration effectiveness fee	-	-	-	413,615
Less preferred dividends	6,884,500	346,078	7,220,896	689,601

Loss applicable to common shareholders	$ (7,266,137)	$ (4,290,690)	$ (9,634,853)	$ (8,289,747)

Loss applicable to common stockholders
per common share:
Weighted average common shares	38,027,320	35,664,448	37,633,414	35,490,938
outstanding - basic and assuming dilution

Loss per share applicable to
common stockholders	$ (0.19)	$ (0.12)	$ (0.26)	$ (0.23)

Cash at September 30	$ 6,113,677	$ 2,069,595

About LifePoint, Inc

LifePoint, Inc., a leader in non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT Test System - a rapid diagnostic testing, screening and drug monitoring device for use in law enforcement and the workplace, and in the future, ambulances, pharmacies, and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, have allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol. The initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion in total opportunity.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. Although the Company believes that the expectations reflected in any forward-looking statements made herein are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company undertakes no obligation to update any forward-looking statements made to conform to actual results or to changes to expectations. These risks include, but are not limited to the potential need for additional financing, FDA 510(k) clearance in medical markets, dependence on third parties for certain marketing efforts, and market acceptance. These risks and others are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint® and IMPACT® are trademarks of LifePoint, Inc.

Contacts:

LifePoint, Inc.

Linda H. Masterson, CEO & President

(909) 418-3000 x400

e-mail: LifePoint@LFPT.com

Web site: www.LifePointInc.com

 Investors:

Cameron Associates

Lester Rosenkrantz

(212) 245-8800 x212

e-mail: lester@cameronassoc.com